CONSENT OF PRICEWATERHOUSECOOPERS LLP

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 being filed by B2Gold Corp. with the United States Securities and Exchange Commission of our report dated March 13, 2014 relating to the B2Gold Corp. consolidated financial statements as at December 31, 2013 and 2012 and for the years then ended.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, British Columbia
November 14, 2014